Exhibit 99(a)

#2016-056
Terminates #2011-051; #2013-132; and #2015-067
UNITED STATES OF AMERICA DEPARTMENT OF THE TREASURY
OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of: Wells Fargo Bank, N.A. Sioux Falls, South Dakota	) ) ) ) )

ORDER TERMINATING THE
2011 CONSENT ORDER, 2013 AMENDMENT TO CONSENT ORDER and
2015 AMENDED CONSENT ORDER

WHEREAS, in an effort to protect the depositors, other customers, and shareholders of Wells Fargo Bank, N.A., Sioux Falls, South Dakota (“Bank”), and to ensure the Bank’s safe and sound operation in accordance with all applicable laws, rules, and regulations, the Bank, by and through its duly elected and acting Board of Directors, and the Comptroller of the Currency (“Comptroller” or “OCC”) entered into a Consent Order, AA-EC-11-19, dated April 13, 2011 (“2011 Consent Order”);
WHEREAS, the Comptroller and the Bank entered into an Amendment to the Consent Order dated February 28, 2013 (“2013 ACO”), which superseded Article VII of the 2011 Consent Order and required the Bank to make a cash payment to a Qualified Settlement Fund (“QSF”) and to take other loss mitigation or foreclosure prevention action in amounts specified;
WHEREAS, the Comptroller and the Bank also entered into an Amendment to the Consent Order dated June 16, 2015 (“2015 ACO”);
WHEREAS, the Comptroller of the Currency believes that the protection of the depositors, other customers, and shareholders of the Bank, as well as its safe and sound operation, does not require the continued existence of the 2011 Consent Order, the 2013 ACO, or the 2015 ACO;

WHEREAS, notwithstanding this Termination Order, the OCC continues to retain oversight and jurisdiction of the Independent Foreclosure Review Qualified Settlement Fund 1 (“IFR QSF1”) established by the 2013 ACO for the administration of payments to borrowers of OCC regulated institutions until such time as the paying agent is directed to file a final return for IFR QSF1 and the IFR QSF1 is thereafter terminated; and
WHEREAS, the OCC has determined that uncashed payments to borrowers of OCC regulated institutions should remain available to such borrowers, or such borrowers’ rightful heirs, through the states’ escheatment processes, after IFR QSF1 is terminated.

NOW, THEREFORE, the Comptroller directs that the 2011 Consent Order, the 2013 ACO, and the 2015 ACO, be, and are hereby, TERMINATED and the Comptroller directs that any uncashed checks that have passed their stale date issued from IFR QSF1 to borrowers of OCC regulated institutions shall be escheated to the state of the borrower’s last known domestic address so that such borrower, or such borrower’s rightful heirs, will maintain their ability to claim such IFR QSF1 payment pursuant to that state’s processes for collecting unclaimed funds.

IN TESTIMONY WHEREOF, the undersigned, designated by the Comptroller as his authorized representative, has hereunto set his hand.

    /s/

     May 24, 2016

Greg J. Coleman    Date
Deputy Comptroller Large Bank Supervision